Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
AMICAS, Inc.
Boston, MA
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of AMICAS, Inc., formerly known as VitalWorks Inc. and InfoCure Corporation (the “Company”), of our reports dated March 13, 2007, relating to the consolidated financial statements of AMICAS, Inc. and the effectiveness of AMICAS, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
/s/ BDO Seidman, LLP
Boston, Massachusetts
July 26, 2007